EX-99.14.a

Consent of Independent Registered Public Accounting Firm

The Boards of Directors

of Aberdeen Emerging Markets Smaller Company Opportunities Fund, Inc., Aberdeen Singapore Fund, Inc. and Aberdeen Greater China Fund, Inc.:

We consent to the use of our reports dated December 28, 2017, with respect to the financial statements of the Aberdeen Emerging Markets Smaller Company Opportunities Fund, Inc. and Aberdeen Singapore Fund, Inc., as of October 31, 2017, and to the use of our report dated February 27, 2017, with respect to the financial statements of the Aberdeen Greater China Fund, Inc. as of December 31, 2016 incorporated herein by reference and to the reference to our firm under the heading “Financial Highlights” in this Joint Proxy Statement/Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania

January 26, 2018